Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-122917) on Form N-1/A of our report dated July 1, 2019, related to our audits of the financial statements and financial highlights, which appear in the April 30, 2019 Annual Report to Shareholders of CMG Mauldin Core Fund, CMG Tactical Bond Fund, and CMG Tactical All Asset Strategy Fund, each a separate series of Northern Lights Fund Trust, of our report dated July 1, 2019, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 22, 2019